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                                                                   EXHIBIT 23.1



                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Solectron Corporation

We consent to incorporation by reference in the Registration Statement on Form S-8 dated December 7, 1999 of Solectron Corporation of our report dated September 13, 1999, relating to the consolidated balance sheets of Solectron Corporation and subsidiaries as of August 31, 1999 and 1998, and the related consolidated statements of income, stockholders' equity, comprehensive income, and cash flows for each of the years in the three-year period ended August 31, 1999, and the related schedule, which report appears in the August 31, 1999, annual report on Form 10-K of Solectron Corporation.


                                                /s/ KPMG LLP


Mountain View, California
December 6, 1999